Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-72377 and 333-105718 on Form S-8 of Knight Transportation, Inc., of our reports dated March 15, 2005, relating to the financial statements and financial statement schedule of Knight Transportation, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Knight Transportation, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

March 29, 2005
Phoenix, Arizona